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                                                                    EXHIBIT 23.3



                     [Ryder Scott Company, L.P. Letterhead]

                   CONSENT OF INDEPENDENT PETROLEUM ENGINEERS



  We hereby consent to incorporation by reference in this Registration Statement on Form S-8 to Ryder Scott Company, L.P. and/or the report prepared by Ryder Scott Company, L.P. entitled, "ATP Oil & Gas Corporation, Estimated Future Reserves and Income Attributable to Certain Leasehold and Royalty Interests, SEC Case, as of December 31, 2000", relating to the estimated quantities of future reserves and income attributable to the interests of ATP Oil & Gas Corporation, included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000, as well as in the Notes to the Consolidated Financial Statements of the Company in such annual report.


                                    /s/ RYDER SCOTT COMPANY, L.P.



May 9, 2001
Houston, Texas